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                                    EXHIBIT
                                      3.2


          Articles of Amendment to Articles of Incorporation, dated as of December 31, 1997 (Setting Forth Terms of Series A
                 Preferred Stock and Series B Preferred Stock)


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                   CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:   The name of the Corporation is Consolidated Capital of North America,
Inc. (the "Corporation").

SECOND: The following amendment to the Articles of Incorporation was adopted on March 30, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

         No Common Shares have been issued or Directors Elected - Action by
---      Incorporators

         No Common Shares have been issued but Directors Elected - Action by
----     Directors

 X       Such amendment was adopted by the board of directors where Common
----     Shares have been issued.

         Such amendment was adopted by a vote of the shareholders. The number of
----     Common Shares voted for the amendment was sufficient for approval.

If these amendments are to have a delayed effective date, please list that date:
________________
            (not to exceed ninety (90) days from the date of filing)

THIRD:   The Corporation's Articles of Incorporation are hereby amended to amend and restate Section 4 of ARTICLE IV as follows:

Section 4.  Series A and Series B Preferred Shares

        A. Designation. Two series of Preferred Shares, designated Series A Preferred Shares and Series B Preferred Shares are hereby provided for, which shares shall have the rights, privileges and preferences set forth below.


            Authorized Number. The number of shares constituting the Series A Preferred Shares shall be 1,000,000. The number of shares constituting the Series B Preferred Shares shall be 1,000,000. Except as set forth below, the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Shares and Series B Preferred Shares (which are sometimes together referred to as the "Initial Series Preferred Shares") shall be identical.
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        B.    Dividends. (1) The holders of record of the Initial Series
Preferred Shares shall be entitled to receive, out of any assets legally available for the purpose, prior and in preference to any declaration or payment of any dividend on the Common Shares of the Corporation, dividends at the rate of $0.12 per share per annum payable quarterly (when, as and if declared by the Board of Directors out of its funds legally available for such purpose) on the first day of January, April, July and October of each year to the holders of record on such dates. Such dividends shall be cumulative. The dividends shall be paid in cash or at the option of the Corporation, dividends shall be paid in Common Shares of the Corporation based on the average of the closing bid price of the Corporation's Common Shares for the five consecutive trading days preceding the last five trading days of the period for which such dividends are payable.

        (2) Dividends shall accrue from the date of original issue of the Initial Series Preferred Shares. Quarterly dividends which are not paid in full on any dividend payment date will cumulate without interest until such accumulated quarterly dividends shall have been declared and paid. Any declaration of dividends may be for a portion, or all, of the then accumulated dividends. Any accumulated dividends which are not paid will continue to cumulate in the manner described above.

        (3) No dividend or distribution in cash, shares of capital stock or other property shall be paid or declared and set apart for payment on any date on or in respect of the Common Shares or on any other series of stock issued by the Corporation ranking junior to the Initial Series Preferred Shares in payment of dividends or upon liquidation, dissolution or winding-up of the Corporation (collectively, the "Junior Securities") (any such dividend or distribution hereinafter referred to as a "Junior Securities Distribution"), unless, contemporaneously therewith or with respect to the immediately preceding dividend payment date for the Initial Series Preferred Shares, a dividend or distribution is or was paid or declared and set apart for payment, as the case may be, on or in respect of the Initial Series Preferred Shares payable at the rate set forth herein and payable on a date no later than the payment date set for such Junior Securities Distribution. In no event may the Corporation (i) make a Junior Securities Distribution in cash, unless, contemporaneously therewith or with respect to the immediately preceding dividend payment date for the Initial Series Preferred Shares, a dividend or distribution in cash is or was paid or declared and set apart for payment on or in respect of the Initial Series Preferred Shares, payable at the rate set forth herein and on a date no later than the payment date set for such Junior Securities Distribution, (ii) make a Junior Securities Distribution while there are dividends in arrears on the Initial Series Preferred Shares or (iii) redeem, purchase or otherwise acquire for value any Junior Securities, unless, prior to or contemporaneously with such redemption, purchase or acquisition the Initial Series Preferred Shares is redeemed in full; provided, however, that the Corporation may redeem, purchase or otherwise acquire Junior Securities if such redemption, purchase or other acquisition is approved by the holders of at least 50% of the outstanding Initial Series Preferred Shares. Notwithstanding the foregoing, this provision shall not prohibit the payment or declaration and setting aside of a dividend payable in shares of Junior Securities or a redemption, purchase or acquisition of Junior Securities with shares of Junior Securities.


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        (4)   No dividend may be paid or declared and set apart for payment on any Initial Series Preferred Shares, unless at the same time (i) a like dividend is paid or set aside for payment on all Initial Series Preferred Shares then outstanding and (ii) a like ratable dividend is paid or set aside for payment on all shares of capital stock ranking on a parity with the Initial Series Preferred Shares with respect to the payment of dividends. No dividend may be paid or declared and set apart for payment on any share of capital stock ranking on a parity with the Initial Series Preferred Shares with respect to payment of dividends, unless there shall have been paid or set apart for payment a like ratable dividend on all Initial Series Preferred Shares then outstanding.

        C.    Liquidation Preference.

        (1) Series A Preferred Shares. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Liquidation Junior Stock, an amount per share equal to (i) $1.00 for each outstanding Series A Preferred Share and (ii) all accumulated but unpaid dividends, if any, on each such Series A Preferred Share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts set forth in Subsection C(1) of Section 4 and Subsection D(1) of Section 5 of these Articles of Incorporation, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Liquidation Parity Stock on a share by share basis in proportion to the aggregate preferential amounts of each such series of Preferred Shares.

        (2) Series B Preferred Shares. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of the Corporation other than Series B Preferred Shares by reason of their ownership thereof, but after payment to the holders of Series A Preferred Shares and Series C Preferred Shares, an amount per share equal to (i) $1.00 for each outstanding Series B Preferred Share and (ii) all accumulated but unpaid dividends, if any, on each such Series B Preferred Share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution after payment to the holders of Series A Preferred Shares and Series C Preferred Shares, shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the number of shares of such stock owned by each such holder.

        (3) Remaining Assets. After the distributions described in Sections C(1) and (2) have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Corporation other than Series A Preferred Shares, Series


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B Preferred Shares and Series C Preferred Shares pro rata based on the number of shares of the Corporation other than Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares held by each such holder.

        (4) Treatment of Mergers, etc. A consolidation, merger or share exchange by the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section C, if the holders of at least 50% of the outstanding Series A Preferred Shares and the holders of at least 50% of the outstanding Series B Preferred Shares elect to have such transaction treated as a liquidation.

        (5) Defined Terms. The term "Liquidation Parity Stock" as used herein shall be deemed to mean all shares of Series A Preferred Shares of the Corporation and Series C Preferred Shares of the Corporation which shall rank equally as to distribution of assets upon liquidation. The term "Liquidation Junior Stock" as used herein shall be deemed to mean the Series B Preferred Shares, the Common Shares and all other stock of the Corporation ranking junior to the Series A Preferred Shares and the Series C Preferred Shares as to distribution of assets upon liquidation.

        D. Conversion. The holders of the Initial Series Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

        (1)   Conversion Rights.

              (i) Each Initial Series Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Initial Series Preferred Shares, into such number of fully paid and nonassessable Common Shares as is determined by dividing $1.00 (the "Original Issue Price") by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for the Initial Series Preferred Shares shall be $1.00; provided, however, that the Conversion Price for the Initial Series Preferred Shares (the "Conversion Price") shall be subject to adjustment as set forth below.

              (ii) In the event of a call for redemption of any Initial Series Preferred Shares pursuant to Section E hereof, each holder of any Initial Series Preferred Share shall have the right to exercise the conversion rights set forth in this Section D and the right to convert each share shall cease as to the shares designated for redemption as of the close of business on the business day immediately prior to the redemption date, unless default is made in payment of the redemption price.
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        (2)   Mechanics of Conversion. Before any holder of Initial Series
Preferred Shares shall be entitled to convert the same into Common Shares, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Initial Series Preferred Shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Initial Series Preferred Shares, or to the nominee or nominees or such holder, a certificate or certificates for the number of whole Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Initial Series Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Initial Series Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Shares issuable upon such conversion of the Initial Series Preferred Shares shall not be deemed to have converted such Initial Series Preferred Shares unless and until the closing of such sale of securities.

        (3) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

              The Conversion Rate shall be appropriately adjusted for any stock-split, stock-dividend, subdivision or combination of the Common Shares, such that upon conversion of the Initial Series Preferred Shares the holders of Initial Series Preferred Shares shall be entitled to receive such number of Common Shares for each Initial Series Preferred Share to be converted as such holders would have become entitled to had such holders converted the Initial Series Preferred Share immediately prior to such event. In the event of any consolidation, merger or share exchange by the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, then each holder of Initial Series Preferred Shares shall be entitled to receive in respect of all or any of the Initial Series Preferred Shares then held by such holder, the shares, securities or property receivable upon such transaction by a holder of the number of Common Shares issuable upon conversion of such Initial Series Preferred Shares immediately prior to such transaction. No adjustments in respect of dividends will be made upon any conversion.

        (4) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case for the purpose of this subsection D(4), the holders of the Initial Series Preferred Shares shall be entitled to a



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proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Corporation into which their shares of Initial Series Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares of the Corporation entitled to receive such distribution.

        (5) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section D) provision shall be made so that the holders of the Initial Series Preferred Shares shall thereafter be entitled to receive upon conversion of the Initial Series Preferred Shares the number of shares of stock of other securities or property of the Corporation or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D with respect to the rights of the holders of the Initial Series Preferred Shares after the recapitalization to the end that the provisions of this Section D (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Initial Series Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

        (6) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Initial Series Preferred Shares against impairment.

        (7)   No Fractional Shares; Certificate as to Adjustments.

              (i) No fractional shares shall be issued upon conversion of the Initial Series Preferred Shares, and the number of Common Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Initial Series Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Initial Series Preferred Shares pursuant to this Section D, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Initial Series Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Initial Series Preferred Shares, furnish or cause to be furnished to such holder a like certificate


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setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of Initial Series Preferred Shares.

        (8) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, this Corporation shall mail to each holder of an Initial Series Preferred Share, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (9) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the Initial Series Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Initial Series Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Initial Series Preferred Shares, in addition to such other remedies as shall be available to the holder of such Initial Series Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

        (10)  Notices.  Any notice required by the provisions of this Section
4 or Article IV to be given to the holders of Initial Series Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

        E.    Redemption of Initial Series Preferred Shares.

        (1) Optional Redemption. The Initial Series Preferred Shares may be called for redemption and redeemed at the option of the Corporation by resolution of the board of directors, in whole or in part at any time, upon the notice hereinafter provided for in Section E(2) hereof, by the payment therefor of the redemption price of $1.00 per share and any accumulated but unpaid dividends on such Initial Series Preferred Shares.

        (2) Manner of Redemption of Initial Series Preferred Shares. (i) If less than all of the outstanding Initial Series Preferred Shares shall be called for redemption, the particular shares of such series to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

              (ii) Notice of redemption of any Initial Series Preferred Shares shall be given by the Corporation by first-class mail, not less than 20 nor more than 60 days prior to the date


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fixed by the board of directors of the Corporation for redemption (herein called the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

              (A)    the redemption date,

              (B)    the redemption price,

              (C) whether the redemption is an optional redemption or a mandatory redemption,

              (D) if less than all outstanding Initial Series Preferred Shares are to be redeemed, the identification of the Initial Series Preferred Shares to be redeemed,

              (E)    the conversion rate on the date of the notice,

              (F) that on the redemption date the redemption price will become due and payable upon each Initial Series Preferred Share to be redeemed and the right to convert each share of Initial Series Preferred Share shall cease as of the close of business on the business day prior to the redemption date, unless default shall be made in the payment of the redemption price, and

              (G) the place or places where such Initial Series Preferred Shares to be redeemed are to be surrendered for payment of the redemption price.

        F. Voting Rights. Holders of the Initial Series Preferred Shares shall not be entitled to any voting rights and shall not be entitled to notice of any meeting of shareholders of the Corporation.

        G. Status of Converted or Redeemed Stock. In the event any Initial Series Preferred Shares shall be converted pursuant to Section D hereof or shall be redeemed pursuant to Section E hereof, the shares so converted or redeemed shall be canceled and shall not be reissuable by the Corporation.

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         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its authorized officer as of March 30, 1998.



[Corporate Seal]                                   CONSOLIDATED CAPITAL OF
                                                   NORTH AMERICA, INC.



                                                   By:  /s/ Donald R. Jackson
                                                      --------------------------
                                                      Donald R. Jackson
                                                      Secretary and Treasurer